UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

PETIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38163 (Commission File Number)	35-2554312 (I.R.S. Employer Identification No.)

(Address of principal executive offices)
923 S. Bridgeway Pl Eagle, Idaho (Address of principal executive offices)	83616 (Zip Code)

(208) 939-8900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A common stock, par value $0.001 per share	PETQ	Nasdaq Global Select

☐Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act (17 CFR 240.12b-2)

☐ Indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act (17 CFR 240.13(a)-1)

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On February 19, 2021, the Board of Directors (the “Board”) of PetIQ, Inc. (the “Company”) increased the size of the Board from five (5) to seven (7) directors and appointed Kimberly Lefko, 48, and Sheryl Oloughlin, 54, (collectively, the “New Directors”) to fill vacancies on the Board, with such size increase and appointments effective March 2, 2021. Ms. Oloughlin will join the Board as Class I director and as a member of the Company’s Compensation Committee, with a term expiring at the Company’s annual meeting of stockholders in 2021. Ms. Lefko will join the Board as a Class III director and as a member of the Company’s Audit Committee, with a term expiring at the Company’s annual meeting of stockholders in 2023.

Ms. Oloughlin has served as the co-founder of the Women on Boards Project and the JEDI (Justice, Equity, Diversity and Inclusion) Collaborative since 2019. She served as the CEO and President of REBBL Inc., a premium, organic beverage brand powered by super herbs, from January 2015 to June 2019. Ms. Oloughlin is the co-founder and former CEO of Plum Organics and former CEO of Clif Bar & Company and previously served as the Executive Director for Entrepreneurial Studies at Stanford Graduate School of Business. Ms. Oloughlin is the author of Killing It: An Entrepreneurs’ Guide to Keeping Your Head Without Losing Your Heart. Ms. Oloughlin has served as a member of the Board of Advisors at S. Martinelli & Company since 2019. She has also served on the Board of Directors at One Step Closer to an Organic Sustainable Community (OSC2) since 2019. Ms. Oloughlin was a member of multiple Boards of Directors including Foodstirs Inc, Gardein Inc, ThinkThin LLC, Sugar Bowl Bakery as well as Boards of Advisors’ positions including Rip Van Wafels, the American Sustainable Business Council and the Harvest Summit, an annual event inviting cross-industry executives and innovators of all types to connect and collaborate from 2011 through 2020. She was a faculty member at Sonoma State University and earned a Bachelor of Business Administration in Marketing from the University of Michigan in 1989 and an MBA in Marketing and Finance from the Kellogg School of Management in 1994.

Ms. Lefko has served as the Chief Marketing Officer of Ace Hardware Corporation since 2018. She held positions with Weber-Stephen Products LLC including Chief Marketing Officer, General Manager and Executive Vice President of Marketing from 2013 to 2018. Ms. Lefko served as Senior Vice President of Sales and Company Officer of Marketing at Radio Flyer in 2010 to 2013. Prior to that, she served in positions at Graco Children’s Products (a Newell Rubbermaid Company) from 2001 to 2010. Ms. Lefko earned a Bachelor of Applied Science in Marketing and Economics from Cornell University in 1995, completed Pricing and P&L Management curriculum in 2004 from the Wharton School of the University of Pennsylvania and Transformational Strategy program from the Kellogg School of Management in 2016.

The New Directors will be compensated in accordance with the Company’s existing director compensation policy.

There are no arrangements or understandings between the New Directors and any other persons pursuant to which they were selected as directors. Additionally, there are no transactions involving the Company and the New Directors that the Company would be required to report pursuant to Item 4040(a) of Regulation S-K.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporate herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 19, 2021, the Board adopted an amendment to Section 1.8 of Article I of the Company’s Bylaws (as so amended, the “Amended and Restated Bylaws”) to change the voting standard for the election of uncontested elections from a plurality standard to a majority voting standard. Pursuant to the majority voting standard, in uncontested elections each director shall be elected by a majority of the votes cast with respect to the directors. In contested elections, which are elections where the number of director nominees exceeds the number of directors to be elections, directors will continue to be elected by a plurality of the votes cast at the meeting. Pursuant to the Amended and Restated Bylaws, in an uncontested election, if a director fails to receive a majority of the votes cast, such director must immediately tender his or her resignation in accordance with the procedures established by the Nominating and Corporate Governance Committee (the “Committee”). The Board will then determine whether to accept the resignation or take other action, through a process managed by the Committee and following a recommendation of that Committee. If such director’s resignation is not accepted by the Board, such director shall continue to serve until his successor is duly elected, or until his subsequent death, retirement, removal or resignation in accordance with its terms. The foregoing summary is not complete and is qualified in its entirety by reference to the text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1.

.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
3.1	Amended and Restated bylaws
99.1	Press Release dated February 24, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETIQ, INC.
Dated: February 24, 2021	By	/s/ John Newland
	Name:	John Newland
	Title:	Chief Financial Officer